As filed with the Securities and Exchange Commission on November 13, 2006
Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION STATEMENT
ON
Form S-1
UNDER
THE SECURITIES ACT OF 1933

Endocare, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0618093
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
201 Technology Drive
Irvine, California 92618
(949) 450-5400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael R. Rodriguez
Senior Vice President, Finance and Chief Financial Officer
Endocare, Inc.
201 Technology Drive
Irvine, California 92618
(949) 450-5400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
With a Copy to:
Clint B. Davis
Senior Vice President, Legal Affairs, General Counsel and Secretary
Endocare, Inc.
201 Technology Drive
Irvine, California 92618
(949) 450-5400

Approximate date of commencement of proposed sale to the public:  from time to time after the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)	per Share(2)	Offering Price(2)	Fee
Common Stock, $0.001 par value per share(3)	8,473,957 shares	$1.785	$15,126,013	$1,618.48

(1)	The shares being registered consist of (i) 473,957 shares of our common stock issued and outstanding, (ii) 8,000,000 shares issuable to Fusion Capital Fund II, LLC, and (iii) such indeterminate number of additional shares of common stock issuable for no additional consideration by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices of the registrant’s common stock as reported on the Nasdaq OTC Bulletin Board Market on November 6, 2006.

(3)	Each share of Common Stock is paired with a stock purchase right under the Registrant’s Stockholder Rights Plan.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2006

PROSPECTUS

Endocare, Inc.

8,473,957 Shares of Common Stock

This prospectus relates to the sale of up to 8,473,957 shares of our common stock by Fusion Capital Fund II, LLC. Fusion Capital is sometimes referred to in this prospectus as the selling stockholder. The prices at which Fusion Capital may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our shares by Fusion Capital.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is quoted on the Nasdaq OTC Bulletin Board Market under the symbol “ENDO.” On November 9, 2006, the last reported sale price for our common stock as reported on the Nasdaq OTC Bulletin Board Market was $1.81 per share.

Investing in the common stock involves certain risks. See “Risk Factors” beginning on page 3 for a discussion of these risks.

The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is          .

No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Endocare, Inc., any selling securityholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

PROSPECTUS SUMMARY

Business

Endocare, Inc. is a Delaware corporation. Our principal executive offices are located at 201 Technology Drive, Irvine, California 92618. Our telephone number is (949) 450-5400. The address of our website is www.endocare.com. Information on our website is not part of this prospectus.

We are a specialty medical device company focused on improving patients’ lives through the development, manufacturing and distribution of health care products for cryoablation. The term “cryoablation” or “cryosurgery” refers to the use of ice to destroy tissue, such as tumors, for therapeutic purposes.

Today, our FDA-cleared Cryocare Surgical System occupies a growing position in the urological market for treatment of prostate and renal cancer. Because of our initial concentration on prostate and renal cancer, the majority of our sales and marketing resources are directed toward the promotion of our technology to urologists. We believe our proprietary cryosurgical technologies have broad applications across a number of surgical markets, including for the treatment of tumors in the lung and liver, and the management of bone pain caused by tumors. To that end, we employ a dedicated sales and marketing team focused on marketing percutaneous cryoablation procedures related to kidney, liver, lung and bone cancer to interventional radiology physicians throughout the United States. We intend to continue to invest in resources to continue to penetrate the interventional radiology and oncology markets and develop new markets for our cryosurgical products and technologies, particularly in the area of tumor ablation.

The Offering

Fusion Capital, the selling stockholder under this prospectus, is offering for sale up to 8,473,957 shares of our common stock hereto. On October 25, 2006, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, an Illinois limited liability company. Under the agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $16 million from time to time over a 24 month period. Under the terms of the common stock purchase agreement, Fusion Capital has received a commitment fee consisting of 473,957 shares of our common stock. We have authorized up to 8,000,000 shares of our common stock for sale to Fusion Capital under the agreement. As of October 31, 2006, there were 30,648,934 shares outstanding (30,406,844 shares held by non-affiliates) excluding the 8,000,000 shares offered by Fusion Capital pursuant to this prospectus which it has not yet purchased from us. If all of such 8,473,957 shares offered hereby were issued and outstanding as of the date hereof, the 8,473,957 shares would represent 21.9% of the total common stock outstanding or 22.1% of the non-affiliate shares outstanding as of the date hereof. Under the terms of the common stock purchase agreement, the number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the agreement.

We do not have the right to commence any sales of our shares to Fusion Capital until the Securities and Exchange Commission (SEC) has declared effective the registration statement of which this prospectus is a part of. After the SEC has declared effective such registration statement, generally we have the right but not the obligation from time to time to sell our shares to Fusion Capital in amounts between $100,000 and $1 million depending on certain conditions.

We have the right to control the timing and amount of any sales of our shares to Fusion Capital. The purchase price of the shares will be determined based upon the market price of our shares without any fixed discount at the time of each sale. Fusion Capital shall not have the right or the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below $1.00. The agreement may be terminated by us at any time at our discretion without any cost to us.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained or incorporated by reference in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

RISK FACTORS

You should carefully consider the risks described below before purchasing our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment.

Risks Associated With our Business

We have a limited operating history with significant losses and expect losses to continue for the foreseeable future.

We have yet to establish any history of profitable operations. We have incurred annual operating losses from continuing operations of $16,632,000, $31,604,000 and $24,892,000, respectively, during the fiscal years ended December 31, 2005, 2004 and 2003. As a result, at December 31, 2005 we had an accumulated deficit of $165,677,000. We have incurred net losses from continuing operations of $14,838,000, $31,901,000 and $24,963,000, respectively, during the fiscal years ended December 31, 2005, 2004 and 2003. Our revenues have not been sufficient to sustain our operations. We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future. Our profitability will require the successful commercialization of cryoablation products. We can give no assurances when this will occur or that we will ever be profitable.

We may require additional financing to sustain our operations and without it we may not be able to continue operations.

We had an operating cash flow deficit of $9.9 million for the nine months ended September 30, 2006 and $14.7 million for the year ended December 31, 2005. We do not currently have sufficient financial resources to fund our operations beyond March 31, 2007. Therefore, we need additional funds to continue as a going concern.

The availability of funds under our common stock purchase agreement with Fusion Capital and our credit agreement with Silicon Valley Bank is subject to many conditions, some of which are predicated on events that are not within our control. Accordingly, we cannot guarantee that these capital resources will be sufficient to fund our ongoing operations.

We only have the right to receive $100,000 every three business days under the agreement with Fusion Capital unless our stock price equals or exceeds $1.50, in which case we can sell greater amounts to Fusion Capital as the price of our common stock increases. Fusion Capital does not have the right or the obligation to purchase any shares of our common stock on any business day that the market price of our common stock is less than $1.00. Since we have authorized 8,000,000 shares for sale to Fusion Capital under the common stock purchase agreement, the selling price of our common stock to Fusion Capital will have to average at least $2.00 per share for us to receive the maximum proceeds of $16.0 million. Assuming a purchase price of $1.74 per share (the closing sale price of the common stock on October 31, 2006) and the purchase by Fusion Capital of the full 8,000,000 shares under the common stock purchase agreement, gross proceeds to us would be $13.9 million.

The extent to which we rely on Fusion Capital as a source of funding will depend on a number of factors including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources, such as through the sale of our products. If obtaining sufficient financing from Fusion Capital were to prove unavailable or prohibitively dilutive and if we are unable to sell enough of our products, we may need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the full $16.0 million under the common stock purchase agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, financial condition, results of operations and cash flows.

Even despite the availability of funds from Fusion Capital and Silicon Valley Bank, our independent auditor may issue a qualified opinion, to the effect that there is substantial doubt about our ability to continue as a going concern.

Even despite the availability of funds from Fusion Capital and Silicon Valley Bank, our independent auditor may issue a qualified opinion, to the effect that there is substantial doubt about our ability to continue as a going concern due to, among other factors, the subjective acceleration provisions and conditions that must be met in order to access the funds. A qualified opinion could itself have a material adverse effect on our business, financial condition, results of operations and cash flows.

The sale of our common stock to Fusion Capital may cause dilution and the sale of the shares of common stock acquired by Fusion Capital could cause the price of our common stock to decline.

In connection with entering into the common stock purchase agreement with Fusion Capital, we authorized the sale to Fusion Capital of up to 8,000,000 shares of our common stock, in addition to the 473,957 shares that we issued to Fusion Capital as a commitment fee. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the agreement. The purchase price for the common stock to be sold to Fusion Capital pursuant to the common stock purchase agreement will fluctuate based on the price of our common stock. All 8,473,957 shares that we expect to register pursuant to our registration rights agreement with Fusion Capital are expected to be freely tradable. It is anticipated that shares registered will be sold over a period of up to 24 months. Depending upon market liquidity at the time, a sale of shares by Fusion Capital at any given time could cause the trading price of our common stock to decline. Fusion Capital may ultimately purchase all, some or none of the 8,000,000 shares of common stock authorized for sale to Fusion Capital under the common stock purchase agreement. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Fusion Capital by us under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock by Fusion Capital, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to Fusion Capital and the agreement may be terminated by us at any time at our discretion without any cost to us.

Our business may be materially and adversely impacted by the loss of our largest customer or the reduction, delay or cancellation of orders from this customer; in addition, our business may be materially and adversely impacted if this customer delays payment or fails to pay for products sold to this customer.

For the three months ended September 30, 2006 our largest customer accounted for 30.0% of our net revenues, and as of September 30, 2006 this customer accounted for 24.4% of our accounts receivable. Our sales to this customer may be materially and adversely impacted by various factors relating to this customer’s business, financial condition, results of operations and cash flows. Our business, financial condition, results of operations and cash flows may be materially and adversely impacted by the loss of this customer, or the reduction, delay or cancellation of orders. In addition, our business, financial condition, results of operations and cash flows may be materially and adversely impacted if this customer delays payment or fails to pay for products sold. This customer is not obligated to purchase a specific quantity of our products or provide binding forecasts of purchases for any period.

We may be subject to civil or criminal liability if we violate the terms of our settlements with the SEC and the DOJ.

As we have reported in our filings with the SEC, in July 2006 we entered into settlements with the SEC and the Department of Justice (DOJ). If we violate the terms of these settlements, then we may be subject to civil or criminal liability, which would have a material adverse effect on our business, financial condition, results of operations and cash flows. Our non-prosecution agreement with the DOJ does not become final and irrevocable until January 1, 2007. Until that date, the DOJ may bring criminal charges against us if it determines that we have violated the terms of the non-prosecution agreement.

We may never reach or maintain profitability.

It is possible that we may never generate sufficient revenues from product sales and service revenues to achieve profitability. Even if we do achieve significant revenues from our product sales and service revenues, we expect that operating expenses will result in significant operating losses over the next several quarters, as we, among other things:

•	incur costs related to legal proceedings, including ongoing government investigations involving former officers and directors, for which we are contractually required to advance legal fees and other costs and expenses;

•	comply with changes in generally accepted accounting principles and include employee based stock option charges in our consolidated statement of operations in 2006 and thereafter;

•	comply with the increasing complexities and costs of being a public company, such as Sarbanes-Oxley compliance;

•	continue our sales and marketing efforts to gain market share for our Cryocare Surgical System; and

•	continue our research and development efforts to improve our existing products and develop newer products.

We will need to significantly increase the revenues we receive from sales of cryoablation disposable products and procedure fees as a result of these operating expenses. We may be unable to do so, and therefore, may not achieve profitability. Even if we do achieve profitability, we cannot be certain that we will be able to sustain or increase profitability on a quarterly or annual basis.

We have incurred significant expenses related to legal, audit and accounting support fees, including expenses related to our efforts to achieve compliance with the internal control reporting requirements of Section 404 of the Sarbanes-Oxley Act. As explained in the following risk factor, we also face potentially large expenditures in the future related to past due state and local tax obligations.

We may be required to make sales and use tax payments that exceed our settlement estimates.

As of December 31, 2004 and 2005 we estimated that we owed $2.9 million as of each balance sheet date in sales and use taxes in various jurisdictions in the United States. We are in the process of negotiating resolutions of the past due tax obligations with the applicable tax authorities. While we hope that these obligations can be settled for less than the amounts accrued, we cannot predict whether we will obtain favorable settlement terms from the various tax authorities, or that, after settling, we will satisfy the conditions necessary to avoid violating the settlements. Our failure to obtain favorable settlement terms or to satisfy the settlement conditions may result in a material adverse effect on our business, financial condition, results of operations and cash flows.

Our success will depend on our ability to attract and retain key personnel.

In order to execute our business plan, we need to attract, retain and motivate a significant number of highly qualified managerial, technical, financial and sales personnel. If we fail to attract and retain skilled scientific and marketing personnel, our research and development and sales and marketing efforts will be hindered. Our future success depends to a significant degree upon the continued services of key management personnel, including Craig T. Davenport, our Chief Executive Officer, Michael R. Rodriguez, our Senior Vice President, Finance and Chief Financial Officer, and Clint B. Davis, our Senior Vice President, Legal Affairs and General Counsel. None of our key management personnel is covered by an insurance policy of which we are the beneficiary.

Our success is reliant on the acceptance by doctors and patients of the Cryocare Surgical System as a preferred treatment for tumor ablation.

Cryosurgery has existed for many years, but has not been widely accepted primarily due to concerns regarding safety and efficacy and widespread use of alternative therapies. Because the technology previously lacked precise monitoring capabilities, cryosurgical procedures performed in the 1970s resulted in high cancer recurrence and negative side effects, such as rectal fistulae and incontinence, and gave cryosurgical treatment negative publicity. To overcome these negative side effects, we have developed ultrasound guidance and temperature sensing to enable more precise monitoring in our Cryocare Surgical System. Nevertheless, we will need to overcome the earlier negative publicity associated with cryosurgery in order to obtain market acceptance for our products. In addition, use of our Cryocare Surgical System requires significant physician education and training. As a result, we may have difficulty obtaining recommendations and endorsements of physicians and patients for our Cryocare Surgical System. We may also have difficulty raising the brand awareness necessary to generate interest in our Cryocare Surgical System. Any adverse side effects, including impotence or incontinence, recurrence of cancer or future reported adverse events or other unfavorable publicity involving patient outcomes from the use of cryosurgery, whether from our products or the products of our competitors, could adversely affect acceptance of cryosurgery. In addition, emerging new technologies and procedures to treat cancer, prostate enlargement and other prostate disorders may negatively affect the market acceptance of cryosurgery. If our Cryocare Surgical System does not achieve broad market acceptance, we will likely remain unprofitable.

We are faced with intense competition and rapid technological and industry change, which may make it more difficult for us to achieve significant market penetration.

The medical device industry generally, and the cancer treatment market in particular, are characterized by rapid technological change, changing customer needs, and frequent new product introductions. If our competitors’ existing products or new products are more effective than or considered superior to our products, the commercial opportunity for our products will be reduced or eliminated. We face intense competition from companies in the cryosurgical marketplace as well as companies offering other treatment options, including radical prostatectomy, radiation therapy and hormone therapy. If we are successful in penetrating the market for treatment of prostate cancer with our cryosurgical treatment, other medical device companies may be attracted to the marketplace. Many of our potential competitors are significantly larger than we are and have greater financial, technical, research, marketing, sales, distribution and other resources than we do. We believe there will be intense price competition for products developed in our markets. Our competitors may develop or market technologies and products that are more effective or commercially attractive than any that we are developing or marketing. Our competitors may obtain regulatory approval, and introduce and commercialize products before we do. These developments could have a material adverse effect on our business, financial condition, results of operations and cash flows. Even if we are able to compete successfully, we may not be able to do so in a profitable manner.

If we are unable to continue to develop and enhance our Cryocare Surgical System, our business will suffer.

Our growth depends in part on continued ability to successfully develop enhancements to our Cryocare Surgical System. We may experience difficulties that could delay or prevent the successful development and commercialization of these products. Our products in development may not prove safe and effective in clinical trials. Clinical trials may identify significant technical or other obstacles that must be overcome before obtaining necessary regulatory or reimbursement approvals. In addition, our competitors may succeed in developing commercially viable products that render our products obsolete or less attractive. Failure to successfully develop and commercialize new products and enhancements would likely have a significant negative effect on our financial prospects.

There is uncertainty relating to third-party reimbursement, which is critical to market acceptance of our products.

Hospitals and other health care providers in the United States generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of medical procedures involving our products. While private health insurers in some areas of the United States provide reimbursement for procedures in which our products are used, we can provide no assurance that private insurance reimbursement will be adopted nationally or by additional insurers. Furthermore, those private insurance companies currently paying for procedures in which our products are used may terminate such coverage. If reimbursement levels from Medicare, Medicaid, other governmental health care programs or private insurers are not sufficient, physicians may choose not to recommend, and patients may not choose, procedures using our products.

International market acceptance of our products may depend, in part, upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government sponsored health care and private insurance. We may not obtain international reimbursement approvals in a timely manner, if at all. Our failure to receive international reimbursement approvals may negatively impact market acceptance of our products in the international markets in which those approvals are sought.

From time to time significant attention has been focused on reforming the health care system in the United States and other countries. Any changes in Medicare, Medicaid or third-party medical expense reimbursement, which may arise from health care reform, may have a material adverse effect on reimbursement for our products or procedures in which our products are used and may reduce the price we are able to charge for our products. In addition, changes to the health care system may also affect the commercial acceptance of products we are currently developing and products we may develop in the future. Potential changes that have been considered include controls on health care spending and price controls. Several proposals have been made in the United States Congress and various state legislatures recently that, if adopted, would potentially reduce health care spending, which may result in a material adverse effect on our business, financial condition, results of operations and cash flows.

We believe that our current structure and business and our contemplated future operations comply and will comply with the federal anti-kickback law. However, certain of our business practices do not fit or will not fit within a “safe harbor” and there is no assurance that if viewed under the totality of the facts and circumstances, our structure and business would not be challenged, perhaps even successfully, as a violation of the anti-kickback law. Mere challenge, even if we ultimately prevail, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we fail to protect our intellectual property rights, our competitors may take advantage of our ideas and compete directly against us.

Our success will depend to a significant degree on our ability to secure and protect intellectual property rights and to enforce patent and trademark protections relating to our technology. From time to time, litigation may be advisable to protect our intellectual property position. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Any litigation in this regard could be costly, and it is possible that we will not have sufficient resources to fully pursue litigation or to protect our other intellectual property rights. It could result in the rejection or invalidation of our existing and future patents. Any adverse outcome in litigation relating to the validity of our patents, or any failure to pursue litigation or otherwise to protect our patent position, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Also, even if we prevail in litigation, the litigation would be costly in terms of management distraction as well as in terms of money. In addition, confidentiality agreements with our employees, consultants, customers, and key vendors may not prevent the unauthorized disclosure or use of our technology. It is possible that these agreements could be breached or that they might not be enforceable in every instance, and that we might not have adequate remedies for any such breach. Enforcement of these agreements may be costly and time consuming.

Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States.

Because the medical device industry is litigious, we may be sued for allegedly violating the intellectual property rights of others.

The medical technology industry has in the past been characterized by a substantial amount of litigation and related administrative proceedings regarding patents and intellectual property rights. In addition, major medical device companies have used litigation against emerging growth companies as a means of gaining or preserving a competitive advantage.

Should third parties file patent applications or be issued patents claiming technology also claimed by us in pending applications, we may be required to participate in interference proceedings in the United States Patent and Trademark Office to determine the relative priorities of our inventions and the third parties’ inventions. We could also be required to participate in interference proceedings involving our issued patents and pending applications of another entity. An adverse outcome in an interference proceeding could require us to cease using the technology or to license rights from prevailing third parties.

Third parties may claim we are using their patented inventions and may go to court to stop us from engaging in our normal operations and activities. These lawsuits are expensive to defend and conduct and would also consume and divert the time and attention of our management. A court may decide that we are infringing a third party’s patents and may order us to cease the infringing activity. A court could also order us to pay damages for the infringement. These damages could be substantial and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we are unable to obtain any necessary license following an adverse determination in litigation or in interference or other administrative proceedings, we would have to redesign our products to avoid infringing a third party’s patent and could temporarily or permanently have to discontinue manufacturing and selling some of our products. If this were to occur, it would negatively impact future sales and, in turn, our business, financial condition, results of operations and cash flows.

If we fail to obtain or maintain necessary regulatory clearances or approvals for products, or if approvals are delayed or withdrawn, we will be unable to commercially distribute and market our products or any product modifications.

Government regulation has a significant impact on our business. Government regulation in the United States and other countries is a significant factor affecting the research and development, manufacture and marketing of our products. In the United States, the Food and Drug Administration (FDA) has broad authority under the federal Food, Drug and Cosmetic Act to regulate the distribution, manufacture and sale of medical devices. Foreign sales of drugs and medical devices are subject to foreign governmental regulation and restrictions, which vary from country to country. The process of obtaining FDA and other required regulatory clearances and approvals is lengthy and expensive. We may not be able to obtain or maintain necessary approvals for clinical testing or for the manufacturing or marketing of our products. Failure to comply with applicable regulatory approvals can, among other things, result in fines, suspension or withdrawal of regulatory approvals, product recalls, operating restrictions, and criminal prosecution. In addition, governmental regulations may be established which could prevent, delay, modify or rescind regulatory approval of our products. Any of these actions by the FDA, or change in FDA regulations, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Regulatory approvals, if granted, may include significant limitations on the indicated uses for which our products may be marketed. In addition, to obtain such approvals, the FDA and foreign regulatory authorities may impose numerous other requirements on us. FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses. In addition, product approvals can be withdrawn for failure to comply with regulatory standards or unforeseen problems following initial marketing. We may not be able to obtain or maintain regulatory approvals for our products on a timely basis, or at all, and delays in receipt of or failure to receive such approvals, the loss of previously obtained approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our products may be subject to product recalls even after receiving FDA clearance or approval, which would harm our reputation and our business.

The FDA and similar governmental authorities in other countries have the authority to request and, in some cases, require the recall of our products in the event of material deficiencies or defects in design or manufacture. A governmental mandated or voluntary recall by us could occur as a result of component failures, manufacturing errors or design defects. Any recall of product would divert managerial and financial resources and harm our reputation with customers and our business.

We could be negatively impacted by future interpretation or implementation of the federal Stark law and other federal and state anti-referral laws.

The federal Stark law prohibits a physician from referring medical patients for certain services to an entity with which the physician has a financial relationship. A financial relationship includes both investment interests in an entity and compensation arrangements with an entity. Many states have similar and often broader laws prohibiting referrals by any licensed health care provider to entities with which they have a financial relationship. These state laws generally apply to services reimbursed by both governmental and private payors. Violation of these federal and state laws may result in prohibition of payment for services rendered, loss of licenses, fines, criminal penalties and exclusion from governmental and private payor programs, among other things. We have financial relationships with physicians and physician-owned entities, which in turn have financial relationships with hospitals and other providers of designated health services. Although we believe that our financial relationships with physicians and physician-owned entities, as well as the relationships between physician-owned entities that purchase or lease our products and hospitals, are not in violation of applicable laws and regulations, governmental authorities might take a contrary position. If our financial relationships with physicians or physician-owned entities or the relationships between those entities and hospitals were found to be illegal, we and/or the affected physicians and hospitals could be subject to civil and criminal penalties, including fines, exclusion from participation in government and private payor programs and requirements to refund amounts previously received from government and private payors. In addition, expansion of our operations to new jurisdictions, or new interpretations of laws in our existing jurisdictions, could require structural and organizational modifications of our relationships with physicians, physician-owned entities and others to comply with that jurisdiction’s laws.

We believe that the arrangements we have established with physician-owned entities and hospitals comply with applicable Stark law exceptions. However, if any of the relationships between physicians and hospitals involving our services do not meet a Stark law exception, neither the hospital nor we would be able to bill for any procedure resulting from a referral that violated the Stark law. Although in most cases we are not the direct provider and do not bill Medicare for the designated health services, any Stark law problem with our business arrangements with physicians and hospitals would adversely affect us as well as the referring physician and the hospital receiving the referral.

Many states also have patient referral laws, some of which are more restrictive than the Stark law and regulate referrals by all licensed health care practitioners for any health care service to an entity with which the licensee has a financial relationship unless an exception applies. Such laws in particular states may prohibit us from entering into relationships with physicians and physician-owned entities, which may limit business development.

We believe that our business practices comply with the Stark law and applicable state referral laws. No assurance can be made, however, that these practices would not be successfully challenged and penalties, such as civil money penalties and exclusion from Medicare and Medicaid, and/or state penalties, imposed. And again, mere challenge, even if we ultimately prevail, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we become subject to product liability claims, we may be required to pay damages that exceed our insurance coverage.

Our business exposes us to potential product liability claims that are inherent in the testing, production, marketing and sale of medical devices. While we believe that we are reasonably insured against these risks, we may not be able to maintain insurance in amounts or scope sufficient to provide us with adequate coverage. A claim in excess of our insurance coverage would have to be paid out of cash reserves, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, any product liability claim likely would harm our reputation in the industry and our business.

Our intangible assets could become impaired.

Intangible assets acquired in a purchase, such as intellectual property or developed technology, are generally amortized over various periods depending on their anticipated economic benefits or useful lives. Long-lived assets, including amortizable intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. Following a review, if such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. Significant estimates, including assumptions regarding future events and circumstances that cannot be easily predicted, are required to perform an analysis of the value of intangible assets. These estimates and assumptions may differ materially from actual outcomes and occurrences.

Our facilities and systems are vulnerable to natural disasters or other catastrophic events.

Our headquarters, cryosurgical products manufacturing facilities, research facilities and much of our infrastructure, including computer servers, are located in California, an area that is susceptible to earthquakes and other natural disasters. A natural disaster or other catastrophic event, such as an earthquake, fire, flood, severe storm, break-in, terrorist attack or other comparable problems could cause interruptions or delays in our business and loss of data or render us unable to accept and fulfill customer orders in a timely manner, or at all. We have no formal disaster recovery plan and our business interruption insurance may not adequately compensate us for losses that may occur. In the event that an earthquake, natural disaster or other catastrophic event were to destroy any part of our facilities or interrupt our operations for any extended period of time, or if harsh weather conditions prevent us from delivering products in a timely manner, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Associated with an Investment in Our Common Stock

The market price of our common stock is highly volatile.

The market price of our common stock has been and is expected to continue to be highly volatile. Various factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. If our operating results are below the expectations of securities analysts or investors, the market price of our common stock may fall abruptly and significantly. In addition, potential dilutive effects of future sales of shares of common stock by stockholders and by the Company, including Fusion Capital pursuant to this prospectus and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the market price of our shares.

Future sales of shares of our common stock may negatively affect our stock price.

Future sales of our common stock, including shares issued upon the exercise of outstanding options and warrants or hedging or other derivative transactions with respect to our stock, could have a significant negative effect on the market price of our common stock. These sales also might make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we would deem appropriate.

We had an aggregate of 30,648,934 shares of common stock outstanding as of October 31, 2006, which includes 5,635,378 shares of our common stock that we issued on March 11, 2005 in connection with the financing described in the Form 8-K that we filed on March 16, 2005. Investors in that financing also received warrants to purchase an aggregate of 1,972,374 shares of our common stock at an exercise price of $3.50 per share and 1,972,374 shares of our common stock at an exercise price of $4.00 per share. In addition, on October 25, 2006, under the terms of the common stock purchase agreement with Fusion Capital, we issued 473,957 shares of our common stock to Fusion Capital as a commitment fee. In the future, we may sell up to 8,000,000 additional shares to Fusion Capital pursuant to the common stock purchase agreement.

We entered into registration rights agreements in connection with these financings pursuant to which we agreed to register for resale by the investors the shares of common stock issued. Sales of shares covered by these registration statements could have a material adverse effect on the market price of our shares.

Our common stock was delisted from the Nasdaq Stock Market and, as a result, trading of our common stock has become more difficult.

Our common stock was delisted from the Nasdaq National Market on January 16, 2003 because of our failure to keep current in filing our periodic reports with the SEC. Trading is now conducted in the over-the-counter market on the Nasdaq OTC Bulletin Board Market. Consequently, selling our common stock is more difficult because smaller quantities of shares can be bought and sold, transactions can be delayed and security analyst and news media coverage of us may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for shares of our common stock as well as lower trading volume. We hope that our common stock will eventually be relisted with either the American Stock Exchange (AMEX), the Nasdaq Capital Market or the Nasdaq Global Market, but we cannot assure you that our common stock will be relisted within any particular time period, or at all. As noted below, we may effectuate a reverse stock split in order to qualify our stock for relisting.

In order to qualify our stock for relisting, we may effectuate a reverse stock split, which could adversely affect our stockholders.

In order to qualify our stock for relisting, we may effectuate a reverse stock split. AMEX requires a minimum bid price of $2.00, the Nasdaq Capital Market requires a minimum bid price of $4.00 and the Nasdaq Global Market requires a minimum bid price of $5.00. As of November 9, 2006, the closing price for our common stock as reported on the Nasdaq OTC Bulletin Board Market was $1.81 per share.

Any reverse stock split requires the prior approval of our stockholders at a stockholders meeting, because our charter prohibits stockholder action by written consent. Our stockholders have authorized us to effectuate a reverse stock split at any time until May 18, 2007. The authorization allowed for the combination of any whole number of shares of common stock between and including two and five into one share of common stock, i.e., each of the following combination ratios: one for two, one for three, one for four and one for five. If our board decides to proceed with the reverse stock split, then the board will determine the exact ratio within the range described in the previous sentence. In many instances historically the markets have reacted negatively to the effectuation of a reverse stock split. The trading price of our stock may be negatively affected if our board decides to proceed with a reverse stock split. If the board does not implement a reverse stock split prior to May 18, 2007, then stockholder approval again would be required prior to implementing any reverse stock split.

We could be difficult to acquire due to anti-takeover provisions in our charter, our stockholders rights plan and Delaware law.

Provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of our company. In addition, our board of directors has adopted a stockholder rights plan in which preferred stock purchase rights were distributed as a dividend. These provisions may make it more difficult for stockholders to take corporate actions and may have the effect of delaying or preventing a change in control. These provisions also could deter or prevent transactions that stockholders deem to be in their interests. In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Subject to specified exceptions, this section provides that a corporation may not engage in any business combination with any interested stockholder during the three-year period following the time that such stockholder becomes an interested stockholder. This provision could have the effect of delaying or preventing a change of control of our company. The foregoing factors could reduce the price that investors or an acquiror might be willing to pay in the future for shares of our common stock.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to $16 million in proceeds from the sale of our common stock to Fusion Capital under the common stock purchase agreement. Any proceeds from Fusion Capital we receive under the common stock purchase agreement will be used for working capital and general corporate purposes.

THE FUSION TRANSACTION

General

On October 25, 2006, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, an Illinois limited liability company. Under the agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $16 million from time to time over a 24 month period. Under the terms of the common stock purchase agreement, Fusion Capital has received a commitment fee consisting of 473,957 shares of our common stock. We have authorized up to 8,000,000 shares of our common stock for sale to Fusion Capital under the agreement. As of October 31, 2006, there were 30,648,934 shares outstanding (30,406,844 shares held by non-affiliates) excluding the 8,000,000 shares offered by Fusion Capital pursuant to this prospectus which it has not yet purchased from us. If all of such 8,473,957 shares offered hereby were issued and outstanding as of the date hereof, the 8,473,957 shares would represent 21.9% of the total common stock outstanding or 22.1% of the non-affiliates shares outstanding as of the date hereof. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the agreement.

We do not have the right to commence any sales of our shares to Fusion Capital until the SEC has declared effective the registration statement of which this prospectus is a part of. After the SEC has declared effective such registration statement, generally we have the right but not the obligation from time to time to sell our shares to Fusion Capital in amounts between $100,000 and $1 million depending on certain conditions. We have the right to control the timing and amount of any sales of our shares to Fusion Capital. The purchase price of the shares will be determined based upon the market price of our shares without any fixed discount at the time of each sale. Fusion Capital shall not have the right or the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below $1.00. The agreement may be terminated by us at any time at our discretion without any cost to us.

Purchase Of Shares Under The Common Stock Purchase Agreement

Under the common stock purchase agreement, on any business day selected by us, we may direct Fusion Capital to purchase up to $100,000 of our common stock. The purchase price per share is equal to the lesser of:

•	the lowest sale price of our common stock on the purchase date; or

•	the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive business days prior to the date of a purchase by Fusion Capital.

The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the purchase price. We may direct Fusion Capital to make multiple purchases from time to time in our sole discretion no sooner then every three (3) business days.

Our Right To Increase the Amount to be Purchased

In addition to purchases of up to $100,000 every three (3) business days, we may also from time to time elect on any single business day selected by us to require Fusion Capital to purchase our shares in an amount up to $150,000, provided that our share price is not below $1.50 during the two (2) business days prior to and on the purchase date. We may increase this amount to up to $250,000 if our share price is not below $2.50 during the two (2) business days prior to and on the purchase date. This amount may also be increased to up to $500,000 if our share price is not below $4.00 during the two (2) business days prior to and on the purchase date. This amount may also be increased to up to $750,000 if our share price is not below $5.00 during the two (2) business days prior to and on the purchase date. This amount may also be increased to up to $1 million if our share price is not below $6.00 during the two (2) business days prior to and on the purchase date. We may direct Fusion Capital to make multiple large purchases from time to time in our sole discretion; however, at least two (2) business days must have passed since the most recent large purchase was completed. The price at which our common stock would be purchased in this type of larger purchases will be the lesser of (i) the lowest sale price of our common stock on the purchase date, and (ii) the lowest purchase price (as described above) during the previous five (5) business days prior to the purchase date.

Minimum Purchase Price

Under the common stock purchase agreement, we have set a minimum purchase price (“floor price”) of $1.00. Fusion Capital shall not have the right or the obligation to purchase shares of our common stock on any business day that the market price of our common stock is below $1.00.

Events of Default

Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to the Company upon the occurrence of any of the following events of default:

•	the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten (10) consecutive business days or for more than an aggregate of thirty (30) business days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of three (3) consecutive business days;

•	the delisting of our common stock from our principal market provided our common stock is not immediately thereafter trading on the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange or AMEX;

•	the transfer agent’s failure for five (5) business days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the common stock purchase agreement;

•	any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse effect on us subject to a cure period of five (5) business days; or

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the common stock purchase agreement without any cost to us.

No Short-Selling or Hedging by Fusion Capital

Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

Commitment Shares Issued to Fusion Capital

Under the terms of the common stock purchase agreement, Fusion Capital has received a commitment fee consisting of 473,957 shares of our common stock. Generally, unless an event of default occurs, Fusion Capital must own at least 473,957 shares of our common stock until 24 months from the date of the agreement or until the agreement is terminated.

Effect of Performance of the Common Stock Purchase Agreement on Our Stockholders

All 8,473,957 shares registered in this offering are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 24 months from the date of this prospectus. The sale by Fusion Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all, some or none of the 8,000,000 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Fusion Capital by us under the agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Fusion Capital and the agreement may be terminated by us at any time at our discretion without any cost to us.

In connection with entering into the agreement, we authorized the sale to Fusion Capital of up to 8,000,000 shares of our common stock. The number of shares ultimately offered for sale by Fusion Capital under this prospectus is dependent upon the number of shares purchased by Fusion Capital under the agreement. The following table sets forth the amount of proceeds we would receive from Fusion Capital from the sale of shares at varying purchase prices:

				Proceeds from the
			Percentage of	Sale of Shares to
			Outstanding Shares	Fusion Capital
		Number of Shares to	After Giving Effect	Under the Common
Assumed Average		be Issued if Full	to the Issuance to	Stock Purchase
Purchase Price		Purchase	Fusion Capital(1)	Agreement

$1.00		8,000,000	20.70%	$8,000,000
$1.25		8,000,000	20.70%	$10,000,000
$1.50		8,000,000	20.70%	$12,000,000
$1.75		8,000,000	20.70%	$14,000,000
$1.95	(2)	8,000,000	20.70%	$15,600,000
$2.00		8,000,000	20.70%	$16,000,000
$2.50		6,400,000	17.27%	$16,000,000
$3.00		5,333,333	14.82%	$16,000,000
$4.00		4,000,000	11.54%	$16,000,000

(1)	Based on 30,648,934 shares outstanding as of October 31, 2006. Includes the 473,957 shares issued to Fusion Capital as a commitment fee and the number of shares issuable under the agreement at the corresponding assumed purchase price set forth in the adjacent column.

(2)	Closing sale price of our shares on November 8, 2006.

THE SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder. Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.

		Percentage of		Percentage of
	Shares Beneficially	Outstanding Shares		Outstanding Shares
	Owned Before	Beneficially Owned	Shares to be Sold	Beneficially Owned
Selling Stockholder	Offering	Before Offering(1)	in the Offering	After Offering

Fusion Capital Fund II, LLC(1)(2)	473,957	21.9%	8,473,957	0%

(1)	As of the date hereof, 473,957 shares of our common stock have been acquired by Fusion Capital under the common stock purchase agreement. Fusion Capital may acquire up to an additional 8,000,000 shares under the common stock purchase agreement. Percentage of outstanding shares is based on 30,648,934 shares of common stock outstanding as of October 31, 2006, together with such additional 8,000,000 shares of common stock that may be acquired by Fusion Capital from us under the common stock purchase agreement after the date hereof.

(2)	Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and disposition power over the shares being offered under this prospectus.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Fusion Capital Fund II, LLC, the selling stockholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Fusion Capital is an “underwriter” within the meaning of the Securities Act.

Neither we nor Fusion Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Fusion Capital, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Fusion Capital and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the common stock purchase agreement.

We have advised Fusion Capital that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Fusion Capital.

LEGAL MATTERS

Certain legal matters with respect to the validity of the issuance of the common stock offered hereby have been passed upon by Clint B. Davis, our General Counsel. Mr. Davis, a full-time employee of ours, holds options to purchase 250,000 shares of our common stock and 38,812.27 deferred stock units (each representing the right to receive one share of common stock in the future, subject to certain conditions). None of these options and deferred stock units will be vested or exercisable within 60 days of the date of this prospectus. The deferred stock units are subject to forfeiture if applicable performance objectives are not met.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, in connection with the common stock to be sold in this offering. This prospectus is part of the registration statement and does not contain all the information included in the registration statement. For further information about us and the common stock to be sold in this offering, please refer to the registration statement. When a reference is made in this prospectus to any contract, agreement or other document, the reference may not be complete and you should refer to the copy of that contract, agreement or other document filed as an exhibit to the registration statement or to one of our previous SEC filings.

We also file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy the registration statement or any other document we file with the SEC at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at l-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov. In addition, our SEC filings may be accessed at our website www.endocare.com via a link to the SEC’s website. Information contained on our website is not incorporated into, and does not constitute any part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with it. This means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information in this prospectus updates (and, to the extent of any conflict, supersedes) information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update (and, to the extent of any conflict, supersede) the information in this prospectus. You should read the information incorporated by reference because it is an important part of this prospectus.

We incorporate by reference the following documents that we have filed with the SEC:

1. Our annual report on Form 10-K filed with the SEC on March 16, 2006;

2. Our quarterly reports on Form 10-Q filed with the SEC on May 10, 2006, August 8, 2006 and November 9, 2006;

3. Our current reports on Form 8-K filed with the SEC on the following dates: January 12, 2006; January 18, 2006; February 16, 2006; March 1, 2006; March 14, 2006; March 29, 2006; April 10, 2006; April 25, 2006; May 22, 2006; July 20, 2006; September 25, 2006; and October 30, 2006;

4. Our definitive proxy statement filed with the SEC on April 18, 2006;

5. The description of our common stock contained in the Registration Statement on Form 10-SB filed under Section 12(g) of the Exchange Act filed with the SEC on November 14, 1995, including any subsequent amendment or report filed for the purpose of amending such description; and

6. The description of the stock purchase rights under our stockholder rights plan contained in the Registration Statement on Form 8-A filed under Section 12(g) of the Exchange Act filed with the SEC on June 28, 2005, including any subsequent amendment or report filed for the purpose of amending such description.

The documents incorporated by reference in this prospectus may be obtained from us at no cost. You may obtain a copy of the documents by submitting a written request to Endocare’s Corporate Secretary at 201 Technology Drive, Irvine, California 92618 or by calling Endocare at (949) 450-5400. In addition, these documents may be accessed at our website www.endocare.com via a link to the SEC’s website. Information contained on our website is not incorporated into, and does not constitute any part of, this prospectus.

8,473,957 Shares

Endocare, Inc.

Common Stock

PROSPECTUS

 , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following is an estimate, subject to future contingencies, of the expenses to be incurred by us in connection with the issuance and distribution of the securities being registered. None of the following expenses will be borne by the selling securityholders.

Registration Fee	$1,618
Legal Fees and Expenses	—
Accounting Fees and Expenses	15,000
Printing and Engraving Fees	—
Listing Fees	—
Transfer Agent’s Fees	1,000
Miscellaneous	—

Total	$17,618

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

As permitted by Section 102 of the Delaware General Corporation Law, the Company has adopted provisions in its restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of its directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the Company, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Company or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.

As permitted by Section 145 of the Delaware General Corporation Law, the Company’s amended and restated bylaws provide that:

•	the Company may indemnify its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	the Company may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in its amended and restated bylaws are not exclusive.

The Company has entered into indemnification agreements with each of its directors, as well as with certain officers, employees and consultants. These indemnification agreements provide that the Company holds harmless and indemnifies each such director, officer, employee and consultant to the fullest extent authorized or permitted by law. In addition, subject to certain conditions, these indemnification agreements provide for payment of expenses (including attorney’s fees) actually and reasonably incurred in connection with any threatened, pending or completed proceeding to which the indemnified director, officer or employee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that he or she is, was or at any time becomes a director, officer, employee or agent of the Company, or is or was serving or at any time serves at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. In addition, the Company has purchased policies of directors’ and officers’ liability insurance, which insure the Company’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Item 15.	Recent Sales of Unregistered Securities.

Since January 1, 2003, we have issued and sold the following securities in unregistered transactions:

1. On March 11, 2005, we completed a private placement of 5,635,378 shares of our common stock and warrants to purchase 3,944,748 common shares at an offering price of $2.77 per share, for aggregate gross proceeds of $15.6 million in a financing involving a total of 32 accredited investors;

2. On October 25, 2006, we issued 473,957 shares of our common stock to Fusion Capital Fund II, LLC as a commitment fee pursuant to the common stock purchase agreement described in the prospectus contained in this Registration Statement;

3. In May 2003, we issued 10,000 shares to a former director upon his exercise of stock options granted to him while he was a director. The exercise price of these options was $2.03 per share, for an aggregate exercise price of $20,312;

4. In May 2004 we issued 15,000 shares to a former director upon his exercise of stock options granted to him while he was a director. The exercise price of these options ranged from $2.06 to $2.13 per share, for an aggregate exercise price of $31,612;

5. In July 2004, a former employee exercised 10,000 options at an exercise price of $0.18 for aggregate exercise price of $1,800; and

6. In September 2004 a former officer exercised 325,000 options at an exercise price of $0.18 for aggregate proceeds of $58,500.

The offers and sales of securities described in paragraph (1) above were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the offers and sales of securities did not involve a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor under Rule 501 of Regulation D.

The offers and sales of securities described in paragraphs (2), (3), (4), (5) and (6) above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act in that the offers and sales did not involve a public offering. Each of the issuees represented to us the issuee’s intention to acquire the shares for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificate evidencing the shares.

Item 16.	Exhibits and Financial Statement Schedules

A list of exhibits filed with this Registration Statement is set forth on the Exhibit Index following the signature page. The Exhibit Index is hereby incorporated by reference herein.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on November 10, 2006.

ENDOCARE, INC.

By:	/s/ Craig T. Davenport
Craig T. Davenport
Chairman, President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Craig T. Davenport and Michael R. Rodriguez, and each of them acting individually, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act of 1933) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Craig T. Davenport Craig T. Davenport	Chairman, President andChief Executive Officer(principal executive officer)	November 10, 2006

/s/ Michael R. Rodriguez Michael R. Rodriguez	Senior Vice President, Finance and Chief Financial Officer(principal financial andaccounting officer)	November 10, 2006

/s/ John R. Daniels, M.D. John R. Daniels, M.D.	Director	November 10, 2006

/s/ David L. Goldsmith David L. Goldsmith	Director	November 10, 2006

/s/ Eric S. Kentor Eric S. Kentor	Director	November 10, 2006

/s/ Terrence A. Noonan Terrence A. Noonan	Director	November 10, 2006

/s/ Thomas R. Testman Thomas R. Testman	Director	November 10, 2006

EXHIBIT INDEX

Exhibit No.		Description

2	.1(1)	Stock Purchase Agreement, dated as of January 13, 2006, by and among Plethora Solutions Holdings plc, Endocare, Inc. and Timm Medical Technologies, Inc. The schedules and other attachments to this exhibit were omitted. The Company agrees to furnish a copy of any omitted schedules or attachments to the Securities and Exchange Commission upon request.
2	.2(2)	$1,425,000 Secured Convertible Promissory Note, dated as of February 10, 2006, from Plethora Solutions Holdings plc to Endocare, Inc.
3	.1(3)	Certificate of Amendment of Restated Certificate of Incorporation of the Company.
3	.2(3)	Certificate of Designation of Series A Junior Participating Preferred Stock of the Company.
3	.3(3)	Restated Certificate of Incorporation.
3	.4(4)	Amended and Restated Bylaws of the Company.
4	.1(5)	Form of Stock Certificate.
4	.2(6)	Form of Series A Warrant.
4	.3(6)	Form of Series B Warrant.
4	.4(7)	Rights Agreement, dated as of March 31, 1999, between the Company and U.S. Stock Transfer Corporation, which includes the form of Certificate of Designation for the Series A Junior Participating Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Series A Preferred Shares as Exhibit C.
4	.5(8)	Amendment No. 1 to Rights Agreement, dated as of September 24, 2005, between the Company and U.S. Stock Transfer Corporation.
5.1		Opinion of Counsel.
10	.1(9)	Lease Agreement, dated November 26, 2001 by and between the Company and the Irvine Company.
10	.2(9)†	Form of Indemnification Agreement by and between the Company and its directors.
10	.3(9)†	Form of Indemnification Agreement by and between the Company and its executive officers.
10	.4(10)†	1995 Director Option Plan (as amended and restated through March 2, 1999).
10	.5(11)†	1995 Stock Plan (as amended and restated through December 30, 2003).
10	.6(12)†	2002 Supplemental Stock Plan.
10	.7(12)†	2002 Executive Separation Benefits Plan.
10	.8(13)†	Employment Agreement, dated as of December 15, 2003, by and between the Company and Craig T. Davenport.
10	.9(14)†	Employment Agreement, dated as of August 11, 2004, by and between the Company and Michael R. Rodriguez.
10	.10(15)†	2004 Stock Incentive Plan.
10	.11(16)†	2004 Non-Employee Director Option Program under 2004 Stock Incentive Plan.
10	.12(16)†	Form of Award Agreement Under 2004 Stock Incentive Plan.
10	.13(16)†	Description of Craig Davenport salary adjustment, effective December 2004.
10	.14(17)†	Description of Michael R. Rodriguez salary adjustment, effective February 2005.
10	.15(17)	Confidential Settlement Agreement and Release, dated as of February 18, 2005, by and between the Company and Great American E&S Insurance Company.
10	.16(6)	Purchase Agreement, dated as of March 10, 2005, by and between the Company and the Investors (as defined therein).
10	.17(6)	Registration Rights Agreement, dated as of March 10, 2005, by and between the Company and the Investors (as defined therein).
10	.18(18)†	First Amendment to Employment Agreement with Craig T. Davenport, dated as of April 28, 2005.

Exhibit No.		Description

10	.19(2)	Loan and Security Agreement, dated as of October 26, 2005, by and among the Company, Timm Medical Technologies, Inc. and Silicon Valley Bank.
10	.20(2)	Commercialization Agreement, dated as of November 8, 2005, by and between the Company and CryoDynamics, LLC.
10	.21(19)†	Employment Agreement, dated as of January 17, 2006, by and between the Company and Clint B. Davis.
10	.22(20)†	Description of director compensation, as amended on February 23, 2006.
10	.23(21)†	Description of 2006 Management Incentive Compensation Program.
10	.24(22)	Amendment to Loan Documents, dated as of April 24, 2006, by and between the Company and Silicon Valley Bank.
10	.25(23)†	Description of salary adjustment for Michael R. Rodriguez, effective January 1, 2006.
10	.26(23)	Amendment to Loan Documents, dated as of February 10, 2006, between the Company, Timm Medical Technologies, Inc. and Silicon Valley Bank.
10	.27(24)†	Employee Deferred Stock Unit Program, effective as of May 18, 2006.
10	.28(24)†	Non-Employee Director Deferred Stock Unit Program, effective as of May 18, 2006.
10	.29(25)	First Amendment to Lease, dated as of May 19, 2006, between the Company and The Irvine Company LLC.
10	.30(25)*	Customer Quote, dated as of January 9, 2006, to Advanced Medical Partners, Inc.
10	.31(25)*	Amended and Restated Endocare Service Agreement, dated as of January 9, 2006, between the Company and Advanced Medical Partners, Inc.
10	.32(26)	Common Stock Purchase Agreement, dated as of October 25, 2006, by and between the Company and Fusion Capital Fund II, LLC.
10	.33(26)	Registration Rights Agreement, dated as of October 25, 2006, by and between the Company and Fusion Capital Fund II, LLC.
10	.34(27)	Non-Prosecution Agreement, dated as of July 18, 2006, by and between the Company and the Department of Justice.
10	.35(27)	Consent to Entry of Judgment, dated as of July 14, 2006, in favor of the Securities and Exchange Commission.
23.1		Consent of Independent Registered Public Accounting Firm.
23.2		Consent of Counsel (included in Exhibit 5.1).
24	.1(28)	Power of Attorney.

†	Management contract or compensatory plan or arrangement.

*	Certain confidential portions of this exhibit were omitted and provided separately to the SEC pursuant to a request for confidential treatment.

(1)	Previously filed as an exhibit to our Form 8-K filed on January 18, 2006.

(2)	Previously filed as an exhibit to our Form 10-K filed on March 16, 2006.

(3)	Previously filed as an exhibit to our Registration Statement on Form S-3 filed on September 20, 2001.

(4)	Previously filed as an exhibit to our Form 10-K filed on March 15, 2004.

(5)	Previously filed as an exhibit to our Form 10-K for the year ended December 31, 1995.

(6)	Previously filed as an exhibit to our Form 8-K filed on March 16, 2005.

(7)	Previously filed as an exhibit to our Form 8-K filed on June 3, 1999.

(8)	Previously filed as an exhibit to our Form 8-K filed on June 28, 2005.

(9)	Previously filed as an exhibit to our Form 10-K filed on March 29, 2002.

(10)	Previously filed as an exhibit to our Registration Statement on Form S-8 filed on June 2, 1999.

(11)	Previously filed as an appendix to our Definitive Proxy Statement filed on December 3, 2003.

(12)	Previously filed as an exhibit to our Form 10-K filed on December 3, 2003.

(13)	Previously filed as an exhibit to our Form 8-K filed on December 16, 2003.

(14)	Previously filed as an exhibit to our Form 8-K filed on August 12, 2004.

(15)	Previously filed as an appendix to our Definitive Proxy Statement filed on August 6, 2004.

(16)	Previously filed as an exhibit to our Form 10-K filed on March 16, 2005.

(17)	Previously filed as an exhibit to our Form 10-Q filed on May 10, 2005.

(18)	Previously filed as an exhibit to our Form 8-K filed on May 3, 2005.

(19)	Previously filed as an exhibit to our Form 8-K filed on January 12, 2006.

(20)	Previously filed as an exhibit to our Form 8-K filed on March 1, 2006.

(21)	Previously filed as an exhibit to our Form 8-K filed on March 14, 2006.

(22)	Previously filed as an exhibit to our Form 8-K filed on April 25, 2006.

(23)	Previously filed as an exhibit to our Form 10-Q filed on May 10, 2006.

(24)	Previously filed as an exhibit to our Form 8-K filed on May 22, 2006.

(25)	Previously filed as an exhibit to our Form 10-Q filed on August 8, 2006.

(26)	Previously filed as an exhibit to our Form 8-K filed on October 30, 2006.

(27)	Previously filed as an exhibit to our Form 10-Q filed on November 9, 2006.

(28)	Included on the signature page of this Registration Statement.